18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200

March 31, 2014

Re: Suspension of Distribution Reinvestment Plan and Share Repurchase Plan

Dear Fellow Stockholder:

As we previously reported, Griffin-American Healthcare REIT II successfully concluded its follow-on public offering of common stock in October 2013 and shortly thereafter our board of directors established a special committee comprised of our three independent directors to consider and evaluate, in conjunction with its financial and legal advisors, the company’s strategic alternatives to maximize shareholder value. In connection with the special committee’s evaluation, the board of directors has unanimously determined that it is necessary to suspend the company’s distribution reinvestment plan (DRIP) and share repurchase plan (SRP).

Distribution Reinvestment Plan
Griffin-American Healthcare REIT II’s distribution reinvestment plan is being suspended effective with distributions declared for the month of April 2014, which are payable in May 2014. All stockholders will continue to receive their full distributions, which will now be paid in cash as opposed to additional shares of common stock for DRIP participants.

If you are a stockholder who is not currently enrolled in the DRIP (i.e., you receive a monthly cash payment via check or electronic deposit), nothing will change.

For those stockholders who are currently enrolled in the DRIP (i.e., your monthly distribution is currently used to automatically purchase additional shares of stock), you will now receive your monthly distribution in cash per the following guidelines:

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For non-retirement/custodial and non-custodial account holders whose original investment proceeds originated from an established brokerage account, your distributions will be paid directly to that account, provided the account remains open. Should the account be closed and we lack another brokerage account associated with your investment, your monthly cash distribution in the form of a check will be mailed to your address of record currently on file;

•	For retirement/custodial account holders, your distribution proceeds will be forwarded to your custodial account and continue to benefit from the qualified tax exemption;

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For non-retirement/non-custodial account holders whose investment proceeds did not originate from a recognizable brokerage account, your monthly cash distribution in the form of a check will be mailed to your address of record currently on file.

We encourage you to consult with your financial advisor should you wish to explore alternate strategies for the payment of your cash distribution.

Share Repurchase Plan
Our share repurchase plan is also being suspended and no repurchase requests submitted by stockholders with respect to the second quarter of 2014 will be fulfilled. All share repurchase requests that were received from stockholders and determined to be in good order with respect to the first quarter of 2014 will be processed in accordance with the terms, conditions and limitations of the SRP.

At this time we cannot provide any further information regarding the status of the special committee’s evaluation of strategic alternatives. However, we will inform you promptly should any material developments occur.

Thank you for your investment in Griffin-American Healthcare REIT II and your continued support as we pursue our strategic plan to maximize shareholder value. Should you have any questions, wish to change your address of record or to enroll in automatic electronic deposit of future distributions, please feel free to contact our Investor Services department at (888) 926-2688.

Sincerely,

Jeff Hanson
Chairman and CEO
Griffin-American Healthcare REIT II